                                             Filed pursuant to Rule 424(b)(3)
                                                Registration No. 333-10669

                     SUPPLEMENT NO. 2 DATED MARCH 20, 1997
                     TO PROSPECTUS DATED NOVEMBER 14, 1996
                   RELATING TO $126,500,000 PRINCIPAL AMOUNT
             5% CONVERTIBLE SUBORDINATED NOTES DUE JUNE 1, 2001 AND
        3,182,385 SHARES OF COMMON STOCK, $.004 PAR VALUE PER SHARE, OF
                               CYRIX CORPORATION

    All capitalized terms used but not defined herein shall have the meanings prescribed in the Prospectus dated November 14, 1996, forming a part of the Registration Statement on Form S-3, File No. 333-10669. Any cross references in this Supplement refer to portions of the Prospectus.

    The purpose of this supplement is to provide additional information regarding the Selling Securityholders. In addition to the Selling Securityholders named in the Prospectus and Supplement No. 1 dated January 17, 1997 to the Prospectus, the following table sets forth the name of each additional Selling Securityholder and relationship, if any, with the Company and
(i) the amount of Notes owned by each additional Selling Securityholder as of March 19, 1997, (ii) the maximum amount of Notes which may be offered for the account of such Selling Securityholder as of March 19, 1997 and (iii) the maximum amount of Common Stock which may be offered for the account of such Selling Securityholder under the Prospectus.

                                                       PRINCIPAL       PRINCIPAL      COMMON STOCK     COMMON STOCK
                                                       AMOUNT OF    AMOUNT OF NOTES  OWNED PRIOR TO   OFFERED HEREBY
NAME OF SELLING SECURITYHOLDER                        NOTES OWNED   OFFERED HEREBY    OFFERING (1)          (2)
----------------------------------------------------  ------------  ---------------  --------------  -----------------
Credit Suisse First Boston Corp.....................      500,000          500,000         12,578           12,578
Goldman, Sachs & Co. ...............................    7,450,000        7,450,000        187,421          187,421
Jahleel Corp........................................      400,000          400,000         11,062           10,062
KA Trading L.P......................................      500,000          500,000         12,578           12,578
LDG Limited Fund....................................      250,000          250,000          6,289            6,289
NU Twins LLC........................................      500,000          500,000         12,578           12,578
PaineWebber Inc.....................................    2,739,000        2,739,000         68,905           68,905
Public Employees' Retirement Association of
  Colorado..........................................    1,000,000        1,000,000         29,857           25,157
Societe Generale Securities Corporation.............      550,000          550,000         13,836           13,836
TQA Leverage Fund, L.P..............................      250,000          250,000          6,289            6,289
TQA Vantage Fund, Ltd...............................    1,000,000        1,000,000         25,157           25,157
                                                      ------------  ---------------       -------          -------
  TOTAL.............................................   15,139,000       15,139,000        386,550          380,850
                                                      ------------  ---------------       -------          -------
                                                      ------------  ---------------       -------          -------

------------------------

(1) Comprises the shares of Common Stock into which the Notes held by such Selling Securityholder are convertible at the initial conversion rate. The Conversion Rate and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes--Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time.

(2) Assumes conversion into Common Stock of the full amount of Notes held by the Selling Securityholder at the initial conversion rate and the offering of such shares by such Selling Securityholder pursuant to the Registration Statement of which the Prospectus forms a part. The Conversion Rate and the number of shares of Common Stock issuable upon conversion of the Notes is subject to adjustment under certain circumstances. See "Description of Notes--Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Notes; rather, cash will be paid in lieu of fractional shares, if any.

    Supplement No. 1, dated January 17, 1997 incorrectly lists JMG Convertible Investment, L.P. as JMG Capital Management, Inc.

    Because the Selling Securityholders may, pursuant to the Prospectus, offer all or some portion of the Notes they presently hold, no estimate can be given as to the amount of the Notes that will be held by the Selling Securityholders upon termination of any such sales. In addition, the Selling Securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Notes since the date on which they provided the information regarding their Notes, in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

    The Company may from time to time, in accordance with the Registration Rights Agreement, include additional Selling Securityholders in future supplements to the Prospectus.